EXIHIBIT 10.5

Golden Matrix Group Inc.

Notice of Grant of Stock Options

and Stock Option Award Agreement

Dear Brett Goodman,

Golden Matrix Group Inc. hereby grants you Stock Options to purchase up to 50,000 shares of our Common Stock (the “Stock Options”), subject to the terms and conditions set forth in this Notice of Grant, the Terms and Conditions attached hereto as Appendix A and terms of the Golden Matrix Group Inc. 2018 Equity Incentive Plan. The key terms of the Stock Options granted to you are as follows.

Number of Shares: Under these Stock Options, you may purchase up to 50,000 shares of Common Stock.

Exercise Price: The purchase price for your Stock Options shall be $3.98 per share.

Date of Grant: The “Date of Grant” for your Stock Options is September 16, 2022.

Vesting Schedule: Your Stock Options will be exercisable only after they become “vested.” Vesting is subject to your continued performance of consulting services for Golden Matrix Group Inc. through the following vesting dates.

Vesting Date	Vested Percentage of Shares	Total Number of Purchasable Shares
August 22, 2023	50%	25,000
August 22, 2024	50%	25,000

Not ISOs: These Stock Options are not “incentive stock options” under the federal tax laws.

Expiration Date: If not previously exercised or forfeited, the Stock Options shall expire on February 22, 2025.

Your signature below acknowledges your agreement that these Stock Options granted to you are subject to all of the terms and conditions contained in Appendix A and the Plan.

Please sign one copy of this Stock Option Agreement (the other copy is for your files) and return the signed copy to Brian Goodman no later than September 22, 2022.

EMPLOYEE	GOLDEN MATRIX GROUP INC.

/s/ Brett Goodman	/s/ Anthony Brian Goodman
Brett Goodman	Anthony Goodman, Chairman & CEO

Date: September 16, 2022	Date: September 16, 2022

APPENDIX A

TERMS AND CONDITIONS OF STOCK OPTIONS

1. Grant. Golden Matrix Group Inc. (the “Company”) has granted the Optionee of the Company named in the attached Notice of Grant (the “Optionee”) stock options to purchase the number of shares of the Company’s Common Stock, $.00001 par value per share (“Common Stock”), specified in the Notice of Grant attached hereto and incorporated into this Award Agreement by reference. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

The Stock Options granted under this Award Agreement are not intended to be Incentive Stock Options covered by Section 422 of the Code.

2. Incorporation of the 2018 Equity Incentive Plan. The Stock Options have been granted pursuant to the provisions of the Company’s 2018 Equity Incentive Plan, and the terms and definitions of the 2018 Equity Incentive Plan are incorporated into this Award Agreement by reference and made a part of this Award Agreement. The Optionee acknowledges receipt of a copy of the 2018 Equity Incentive Plan.

3. Purchase Price. The price per share to be paid by the Optionee for the shares purchased pursuant to these Stock Options (the “Exercise Price”) shall be as specified in the Notice of Grant. This Exercise Price shall be an amount not less than the Fair Market Value of a share of Common Stock as of the Date of Grant (as defined in the Plan and specified in the Notice of Grant).

4. Exercise Terms. The Stock Options shall become vested and exercisable in the amounts and at the time(s) described in vesting schedule set forth in the Notice of Grant. The Stock Options shall become vested and exercisable only if the Optionee continues to regularly perform services for the Company as a Optionee through the vesting dates set forth in the vesting schedule in Notice of Grant.

The Optionee must exercise the Stock Options for at least 10,000 shares, or, if less the full number of shares shown as Purchasable Shares in the vesting schedule in the Notice of Grant as to which the Stock Options remain unexercised.

If the Stock Options are not exercised with respect to all or any part of the shares subject to the Stock Options prior to the expiration date specified in the Notice of Grant, the Stock Options shall expire and any shares with respect to which the Stock Options were not exercised shall no longer be Purchasable Shares subject to the Stock Options.

5. Option Non-Transferable. No Stock Options shall be transferable by the Optionee other than by will or the laws of descent and distribution or, in the case of non-Incentive Stock Options, pursuant to a Qualified Domestic Relations Order or as otherwise permitted pursuant to Section 11.7 of the 2018 Equity Incentive Plan. During the lifetime of the Optionee, the Stock Options shall be exercisable only by such Optionee (or by such Optionee’s guardian or legal representative, should one be appointed).

6. Notice of Exercise of Option. The Stock Options may be exercised by the Optionee, or by the Optionee’s administrators, executors or personal representatives, by a written notice signed by the Optionee, or by such administrators, executors or personal representatives, and delivered or mailed to the Company to the attention of the President, Chief Executive Officer or such other officer as the President or Chief Executive Officer may designate. Any such notice shall:

(a) specify the number of shares of Common Stock which the Optionee or the Optionee’s administrators, executors or personal representatives, as the case may be, then elects to purchase hereunder,

(b) contain such information as may be reasonably required pursuant to Section 10 below, and

(c) be accompanied by (i) a certified or cashier’s check or, if acceptable to the Committee, a recourse note payable to the Company in payment of the total Exercise Price applicable to such shares as provided herein,

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(ii) shares of Common Stock owned by the Optionee and duly endorsed or accompanied by stock transfer powers having a Fair Market Value equal to the total Exercise Price applicable to such shares purchased under this Agreement, (iii) shares otherwise issuable upon exercise of the Stock Options having a Fair Market Value equal to the total Exercise Price applicable to such shares purchased under this Agreement or (iv) a certified or cashier’s check or, if acceptable to the Committee, a recourse note payable to the Company, accompanied by the number of shares of Common Stock whose Fair Market Value when added to the amount of the check or note equals the total Exercise Price applicable to the shares being purchased under this Agreement.

Upon receipt of any such notice and accompanying payment, and subject to the terms hereof, the Company agrees to issue to the Optionee or the Optionee’s administrators, executors or personal representatives, as the case may be, stock certificates for the number of shares specified in such notice registered in the name of the person exercising the Stock Options.

7. Issuance of Stock Certificates for Shares. The stock certificates for any shares of Common Stock issuable to the Optionee upon exercise of the Stock Options shall be delivered to the Optionee (or to the person to whom the rights of the Optionee shall have passed by will or the laws of descent and distribution) as promptly after the date of exercise as is feasible, but not before the Optionee has paid the option price for such shares.

8. Termination of Consulting Services.

(a) Except as otherwise specified in the Notice of Grant for the Stock Options covered by this Agreement, in the event of the termination of the Optionee’s consulting services for the Company, other than a termination that is either (i) for Cause, (ii) voluntarily initiated on the part of the Optionee and without written consent of the Company, or (iii) for reasons of death or retirement, the Optionee may exercise the vested portion of the Stock Options at any time within ninety (90) days after such termination to the extent of the number of shares which were Purchasable Shares under the vesting schedule in the Notice of Grant at the date of such termination,

(b) Except as specified in the Notice of Grant for the Stock Options attached hereto, in the event of a termination of the Optionee’s consulting services that is either (i) for Cause or (ii) voluntarily initiated on the part of the Optionee and without the written consent of the Company, the Stock Options, to the extent not previously exercised, shall terminate immediately and shall not thereafter be or become exercisable.

9. Death of Optionee. Except as otherwise set forth in the Notice of Grant with respect to the rights of the Optionee upon termination of the consulting services for the Company under Section 8(a) above, in the event of the Optionee’s death while performing consulting services for the Company or within three months after termination of such consulting services (if such termination was neither (i) for cause nor (ii) voluntary on the part of the Optionee and without the written consent of the Company), the appropriate persons described in Section 6 of this Agreement or persons to whom all or a portion of the Stock Options is transferred in accordance with Section 5 of this Agreement may exercise the Stock Options at any time within a period ending on the earlier of (a) the last day of the one year period following the Optionee’s death or (b) the expiration date of the Stock Options specified in the Notice of Grant. If the Optionee was actively performing consulting services for the Company at the time of death, any unvested rights to acquire shares pursuant to the Stock Options shall immediately vest and the Stock Options may be so exercised to the extent of the number of shares that were Purchasable Shares under the vesting schedule in the Notice of Grant at the date of death. If the Optionee’s consulting services terminated prior to his or her death, the Stock Options may be exercised only to the extent of the number of shares covered by the Stock Options which were Purchasable Shares under the vesting schedule in the Notice of Grant at the date of such termination.

10. Compliance with Regulatory Matters. The Optionee acknowledges that the issuance of capital stock of the Company is subject to limitations imposed by federal and state law, and the Optionee hereby agrees that the Company shall not be obligated to issue any shares of Common Stock upon an attempted exercise of this Stock Options that would cause the Company to violate law or any rule, regulation, order or consent decree of any regulatory authority (including without limitation the SEC) having jurisdiction over the affairs of the Company. The Optionee agrees that he or she will provide the Company with such information as is reasonably requested by the Company or its counsel to determine whether the issuance of Common Stock complies with the provisions described by this Section 10.

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11. Adjustment in Option. The number of Shares subject to these Stock Options, the Exercise Price and other matters are subject to adjustment during the term of the Stock Options in accordance with Section 4.3 of the 2018 Equity Incentive Plan.

12. Rights Prior to Issuance of Certificates. Neither the Optionee nor any person to whom the rights of the Optionee shall have passed by will or the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of Common Stock until the date of the issuance to him of certificates for such Common Stock as provided in Section 7 above

13. Capitalization Adjustments to Common Stock. In the event of a Capitalization Adjustment, then any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser’s ownership of Common Stock shall be immediately subject to the Repurchase Option and be included in the word “Common Stock” for all purposes of the Repurchase Option with the same force and effect as the shares of the Common Stock presently subject to the Repurchase Option, but only to the extent the Common Stock is, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price per share of Common Stock upon exercise of the Repurchase Option shall be appropriately adjusted.

14. Corporate Transactions. In the event of a Corporate Transaction, then the Repurchase Option may be assigned by the Company to the successor of the Company (or such successor’s parent company), if any, in connection with such Corporate Transaction. To the extent the Repurchase Option remains in effect following such Corporate Transaction, it shall apply to the new capital stock or other property received in exchange for the Common Stock in consummation of the Corporate Transaction, but only to the extent the Common Stock was at the time covered by such right. Appropriate adjustments shall be made to the price per share payable upon exercise of the Repurchase Option to reflect the Corporate Transaction upon the Company’s capital structure; provided, however, that the aggregate price payable upon exercise of the Repurchase Option shall remain the same.

15. Miscellaneous.

(a) This Agreement shall be binding upon the parties hereto and their representatives, successors and assigns.

(b) This Agreement shall be governed by the laws of, the State of Nevada.

(c) Any requests or notices to be given hereunder shall be deemed given, and any elections or exercises to be made or accomplished shall be deemed made or accomplished, upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United States mail, registered, return receipt requested and postage prepaid, addressed, if to the Optionee, at the most recent mailing address provided to the Company in writing, and, if to the Company, to the executive offices of the Company at, 3651 Lindell Road, Ste D131, Las Vegas, NV 89103 USA or at such other addresses that the parties provide to each other in accordance with the foregoing notice requirements.

(d) This Agreement may not be modified except in writing executed by each of the parties to it.

(e) This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(f) Neither this Agreement nor the Stock Options confer upon the Optionee any right with respect to continuance of consulting services for the Company.

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